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                                                                    Exhibit 4(c)

                                 TRUST AGREEMENT

         TRUST AGREEMENT dated December 14, 1999 ("Trust Agreement") by and among Sea Pines Associates, Inc., a South Carolina corporation, as "Depositor," First Union Trust Company, National Association, a national banking association with its principal place of business in the State of Delaware, as trustee (the "Delaware Trustee"), and Michael E. Lawrence, as trustee (the "Administrative Trustee" and together with the Delaware Trustee, the "Trustees").

         The Depositor and the Trustees hereby agree as follows:

         Section 1. The Trust. The trust created hereby shall be known as "Sea Pines Associates Trust I" (the "Trust"), in which name the Trustees, or the Depositor to the extent provided herein, may conduct the business of the Trust, make and execute contracts on behalf of the Trust, and sue and be sued on behalf of the Trust.

         Section 2. The Trust Estate. The Depositor hereby assigns, transfers, conveys and sets over to the Trust the sum of $10, which amount shall constitute the initial trust estate (the "Trust Estate"). It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. Section 3801 et seq. (the "Business Trust Act"), and that this document constitutes the governing instrument of the Trust. The Trustees are hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in accordance with the provisions of the Business Trust Act.

         Section 3. The Trust Agreement. The Depositor, the Trustees and certain other parties will enter into an amended and restated Trust Agreement (the "Amended and Restated Trust Agreement"), to provide for the contemplated operation of the Trust created hereby and the issuance of the preferred securities of the Trust (the "Trust Preferred Securities") and the common securities of the Trust to be referred to therein. Prior to the execution and delivery of the Amended and Restated Trust Agreement, the Trustees shall not have any duty or obligation hereunder or with respect to the Trust Estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery and licenses, consents or approvals required by applicable law or otherwise.

         Section 4. Certain Authorizations. The Depositor, as the sponsor of the Trust, is hereby authorized, (i) to prepare an Exchange Offer, Prospectus and Letter of Transmittal in relation to the Trust Preferred Securities, including any amendments thereto, and to take any action necessary or desirable to issue the Trust Preferred Securities in exchange for shares of Series A Cumulative Preferred Stock of the Depositor in a transaction or series of transactions pursuant thereto; (ii) to file and execute on behalf of the Trust such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as the Depositor on behalf of the Trust, may deem necessary or desirable in connection with the Exchange Offer, the Prospectus and the Letter of Transmittal, including any required under federal and state securities laws; and (iii) to execute on behalf of the Trust such agreements relating to the offering of the Trust Preferred Securities as the Depositor, on behalf of the Trust, may deem necessary or desirable. In the event that any filing referred to in clauses (i) or (ii) above is required by the rules and regulations of the Securities and Exchange Commission, any national securities exchange, the

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National Association of Securities Dealers or state securities or "Blue Sky"
laws, to be executed on behalf of the Trust by a Trustee, the Depositor and any Trustee are hereby authorized to join in any such filing and to execute on behalf of the Trust any and all of the foregoing; it being understood that First Union Trust Company, National Association, in its capacity as a trustee of the Trust, shall not be required to join in any such filing or execute on behalf of the Trust any such document unless required by any such law, rule or regulation.

         Section 5. Counterparts. This Trust Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         Section 6. Trustees. The number of trustees of the Trust initially shall be two and thereafter the number of trustees of the Trust shall be such number as shall be fixed from time to time by a written instrument signed by the Depositor, which may increase or decrease the number of trustees of the Trust; provided, however, that to the extent required by the Business Trust Act, one trustee of the Trust shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity which has its principal place of business in the State of Delaware and otherwise meets the requirements of applicable Delaware law. Subject to the foregoing, the Depositor is entitled to appoint or remove without cause any Trustee at any time. Any Trustee may resign upon 30 days prior notice to the Depositor, provided, however, such notice shall not be required if it is waived by the Depositor.

         Section 7. Limitation. First Union Trust Company, National Association, in its capacity as a trustee of the Trust, shall not have any of the powers or duties of the Trustees set forth herein, except as expressly required by the Business Trust Act, and shall be a trustee of the Trust for the sole purpose of satisfying the requirements of Section 3807 of the Business Trust Act.

         Section 8. Governing Law. This Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflicts of law principles).


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         IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the day and year first above written.


                                          SEA PINES ASSOCIATES, INC.,
                                          as Depositor


                                          By:
                                             -----------------------------------
                                                   Name:
                                                   Title:


                                          FIRST UNION TRUST COMPANY, NATIONAL
                                          ASSOCIATION, as Delaware Trustee


                                          By:
                                             -----------------------------------
                                                   Name:
                                                   Title:


                                          Administrative Trustee



                                             -----------------------------------
                                                      Michael E. Lawrence


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